UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report - March 23, 2010

(Date of earliest event reported)

INGERSOLL-RAND PLC

(Exact name of registrant as specified in its charter)

Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170/175 Lakeview Drive

Airside Business Park

Swords, Co. Dublin

Ireland

(Address of principal executive offices, including zip code)

(353)(0)18707400

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As a result of the Patient Protection and Affordable Care Act (the “Act”) signed into law on March 23, 2010 and the Health Care and Education Reconciliation Bill of 2010 signed into law on March 30, 2010 (together with the Act, the “Healthcare Reform Legislation”), effective 2013, the tax benefits available to Ingersoll-Rand plc (the “Company”) will be reduced to the extent its prescription drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Although the provisions of the Healthcare Reform Legislation relating to the retiree drug subsidy program do not take effect until 2013, the Company is required to recognize the full accounting impact in its financial statements in the reporting period in which the Healthcare Reform Legislation is enacted. As retiree healthcare liabilities and related tax impacts are already reflected in the Company’s financial statements, the Healthcare Reform Legislation will result in a non-cash charge to income tax expense in the first quarter of 2010 of approximately $41 million (approximately $0.12 per diluted share). This charge reflects the anticipated increase in income taxes that will occur as a result of the Healthcare Reform Legislation. The previously-communicated 2010 earnings outlook for the Company does not include the impact of this charge. There will also be a cash impact beginning in 2013 in the form of higher income taxes paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PLC
(Registrant)

Date: March 31, 2010	By:	/s/ Steven R. Shawley
Steven R. Shawley
Senior Vice President and Chief Financial Officer
Principal Financial Officer